Form NSAR
Q77O Transaction effected Pursuant to Rule 10f3
Fidelity Rutland Square Trust II

Fund Name	Strategic Advisers Value Fund
Date of Offering	03/29/2017
Purchase Date	03/29/2017
Settlement Date	04/03/2017
Security Name	Athene Holding Ltd.
CUSIP	G0684D107
Offering Price (per share/par, USD$)	$48.50
Purchase Price (per share/par, USD$)	$48.50
Shares/Par Purchased	35,200.000
Compensation Paid to Underwriters (USD$)	$1.57625
Total Paid by Fund (including fees, USD$)	$1,707,200.00
Class Size	27,500,000
Allocation to Fund (as % of Class)	0.1280%
Affiliated Underwriter	J.P. Morgan
Underwriter Purchased From:	Goldman, Sachs & Co.
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	Barclays
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	Wells Fargo Securities
Underwriting Members: (5)	BofA Merrill Lynch
Underwriting Members: (6)	BMO Capital Markets
Underwriting Members: (7)	Credit Suisse
Underwriting Members: (8)	Deutsche Bank Securities
Underwriting Members: (9)	J.P. Morgan
Underwriting Members: (10)	Morgan Stanley
Underwriting Members: (11)	Evercore ISI
Underwriting Members: (12)	Keefe, Bruyette & Woods, A Stifel Company
Underwriting Members: (13)	RBC Capital Markets
Underwriting Members: (14)	SunTrust Robinson Humphrey
Underwriting Members: (15)	UBS Investment Bank
Underwriting Members: (16)	Sandler O'Neill + Partners, L.P.